Freeport-McMoRan Copper & Gold Inc.

Announces Senior Note Offering

NEW ORLEANS, LA, January 27, 2004 -- Freeport-McMoRan Copper & Gold Inc. (NYSE: FCX) announced today that it plans to privately offer $350 million of senior notes due 2014.  FCX would use the net proceeds of the offering to repay certain Atlantic Copper borrowings, provide funding for its 2004 debt maturities and for other corporate purposes, including additions to working capital and possible additional repayments of debt.

The notes will not be registered under the Securities Act of 1933 or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.  FCX plans to issue the notes only to qualified institutional buyers under Rule 144A and to persons outside the United States under Regulation S.

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